Exhibit 99

[Logo of Arthur J. Gallagher & Co.]

FOR IMMEDIATE RELEASE	CONTACT:	Marsha J. Akin
Investor Relations (630) 773-3800 www.ajg.com

Gallagher Bassett Services, Inc. Receives Subpoena

From New York Attorney General

Itasca, IL, December 2, 2004—Gallagher Bassett Services, Inc., a third party administrator and a wholly-owned subsidiary of Arthur J. Gallagher & Co., today received a subpoena from the Office of the Attorney General of the State of New York (the New York AG) requesting information in connection with an investigation it is conducting. The subpoena does not seek information concerning Arthur J. Gallagher & Co.’s insurance brokerage operations. As of the date of this press release, Gallagher has not received a subpoena from the New York AG in connection with Gallagher’s insurance brokerage operations, nor has Gallagher been named in any proceedings filed by the New York AG.

Similar to many other participants in the insurance industry, Gallagher has received subpoenas and requests for information from various other state attorneys general and from state departments of insurance regarding Gallagher’s insurance brokerage operations. Gallagher is cooperating with all such inquiries.

Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm, is headquartered in Itasca, Illinois, has operations in nine countries and does business in more than 100 countries around the world through a network of correspondent brokers and consultants. Gallagher is traded on the New York Stock Exchange under the symbol AJG.

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